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INDEPENDENT AUDITORS' REPORT


To   the   Trustees  and  Shareholders  of  Eaton   Vance   Insured
Massachusetts Municipal Bond Fund:

In planning and performing our audit of the financial statements of Eaton Vance Insured Massachusetts Municipal Bond Fund (the "Fund") (on which we have issued our report dated November 18, 2003) for the period from the start of business, November 29, 2002 to September 30, 2003, we considered its internal controls, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Fund's internal controls.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Fund's internal controls would not necessarily disclose all matters in the internal controls that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal controls and their operations, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 2003.

This report is intended solely for the information and use of management, the Trustees and Shareholders of Eaton Vance Insured Massachusetts Municipal Bond Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




DELOITTE & TOUCHE LLP
Boston, Massachusetts
November 18, 2003